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                                                                 EXHIBIT 10.1

                      AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                                 (James A. Geraghty)

    This Amended and Restated Agreement ("Agreement"), effective as of August 28, 1997, by and between Executive and GTC (each as hereinafter defined) amends and restates, in its entirety, that Agreement ("Original Agreement"), dated as of March 28, 1996, by and between Genzyme Transgenics Corporation (together with its affiliates and subsidiaries, "GTC"), a Massachusetts corporation with its principal offices at One Mountain Road, Framingham, Massachusetts 01701 and James A. Geraghty (the "Executive") residing at 2802 Windsor Ridge, Westborough, Massachusetts.

    GTC and Executive desire to amend and restate the Original Agreement as hereinafter set forth.

    GTC desires to employ the Executive as President and Chief Executive Officer of GTC for the period and upon the terms and conditions hereinafter set forth.

    Executive desires to serve in such capacities for such period and upon such terms.

    Accordingly, the parties hereto agree as follows:

    SECTION 1. EMPLOYMENT OF EXECUTIVE.

    1.1 Employment. Subject to the terms and conditions of this Agreement, GTC agrees to employ Executive as President and Chief Executive Officer of GTC. Executive shall perform such specific duties as are commensurate with such positions, and as may reasonably be assigned to the Executive from time to time by the Board of Directors of GTC, for the period commencing on the date hereof until terminated as herein provided. Executive hereby accepts such employment.

    SECTION 2. COMPENSATION. For all services to be rendered by Executive to GTC during the term of this Agreement, GTC shall pay to, and provide the Executive with, the following compensation and benefits:

    2.1 Base Salary and Bonus. For the period from the date hereof until December 31, 1997, GTC shall pay to Executive (i) a base salary of not less than $234,000 per year, pro rated for such portion of a year and payable in substantially equal installments in accordance with GTC practice as in effect from time to time, and (ii) incentive and compensatory bonuses, if any, as may be awarded from time to time by GTC's Compensation Committee. With respect to subsequent periods during the term of this Agreement, GTC will review Executive's base salary and bonus from time to time and may

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make adjustments to such base salary and determine such bonus based upon, among other factors: (a) Executive's performance, (b) GTC's performance, (c) changes in costs of living, (d) changes in Executive's responsibilities, and
(e) the benefit to GTC of Executive's efforts on its behalf; provided that Executive's base salary shall not be less than $234,000 per year during the term of this Agreement.

    2.2 Participation in Benefit Plans. Executive shall be entitled to participate in all employee benefit plans or programs of GTC. For the purpose of determining Executive's eligibility for such plans and programs, Executive's tenure shall be calculated from Executive's original date of hire at GTC (or any affiliate. or predecessor of GTC). GTC may, from time to time, grant Executive stock options under GTC's stock option plans. GTC does not guarantee the adoption or continuance of any particular employee benefit or stock plan or other program during the term of this Agreement, and Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto. Executive shall be entitled to paid vacation each year in accordance with applicable GTC policy.
 Health and dental plans shall cover Executive and his dependents as they do for other GTC executives. Such health and dental plans comply with ERISA and COBRA to the extent applicable. Under current health insurance policies, such COBRA rights will commence on termination of the period over which severance payments are made under Section 4.2.

    2.3 Expenses. GTC shall reimburse Executive for all ordinary and necessary business expenses incurred in the performance of Executive's duties under this Agreement, provided that Executive accounts properly for such expenses to GTC in accordance with the general corporate policies of GTC and in accordance with the requirements of the Internal Revenue Service regulations relating to substantiation of expenses.

    SECTION 3. CONFIDENTIAL INFORMATION AND NON-COMPETITION AGREEMENTS.
As a condition to GTC's obligations hereunder, the Executive will execute a confidentiality agreement pertaining to the intellectual property and confidential information of GTC and GTC's standard form of a non-competition agreement for executive officers and key employees.

    The obligations of Executive under this section and the agreements referenced in the preceding paragraph shall survive termination of this Agreement for any reason.

    SECTION 4. TERMINATION AND SEVERANCE PAYMENT.

    4.1 Termination. The employment of the Executive by GTC may be terminated as follows:

         (a) Executive's employment hereunder shall terminate upon Executive's death or inability, by reason of physical or mental impairment, to perform substantially all of Executive's duties as contemplated herein for a continuous period of 120 days or more;

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         (b)  Executive's employment hereunder may be terminated by GTC or
Executive without Cause (as hereinafter defined);

         (c) Executive's employment hereunder may be terminated by GTC in the event of Executive's breach of any material duty or obligation hereunder, or intentional or grossly negligent conduct that is materially injurious to GTC, as reasonably determined by GTC's Board of Directors, or willful failure to follow the reasonable directions of GTC's Board of Directors (any such event herein to be referred to as "Cause"); and

         (d) Executive's employment hereunder may be terminated by Executive within twenty-four months after the occurrence of any one of the following (each, a "Change of Control"):

              (i) the acquisition (A) by any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934) or (B) by Genzyme Corporation from any party of an amount of GTC's Common Stock so that it holds or controls 50% or more of GTC's Common Stock;

              (ii) a merger or similar combination after which 49% or more of the voting stock of the surviving corporation is held by persons who were not stockholders of GTC immediately prior to such merger or combination; or

              (iii) the election by the stockholders of GTC of 20% or more of the directors of GTC other than pursuant to nomination by GTC's management.

    4.2  Severance Payment; Benefits.

         (a) Termination Events Resulting in Severance Payments. In the event of the termination of the Executive's employment:

              (i)   by GTC under Section 4.1(b), or

              (ii)  by Executive under Section 4.1(d),

then GTC shall make severance payment(s) to Executive equal to (A) twenty-four (24) months of the Executive's base salary (the "Base Salary Payment") at the time of such termination and (B) an amount equal to the Executive's maximum incentive bonus that would next be payable to him and would otherwise be due to Executive if such termination had not occurred and the maximum amount of such bonus had been fully earned, pro rated on the basis of the number of days that have elapsed between the beginning of the bonus period in which such termination occurs and the termination date, together payable in a lump sum within ten (10) days after the termination date. No severance shall be payable in the event that Executive's employment is terminated pursuant to Section 4.1(a) or (c), or by Executive pursuant to
Section 4.1(b).

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         (b)  Benefits. Executive's coverage under GTC's life, health and dental insurance plans will remain in effect and Executive will be entitled to continue to participate in GTC's retirement plans, all at GTC's expense, during the period following termination that has the duration of the time period used to determine the Base Salary Payment, unless Executive notifies GTC in writing that such coverage is no longer necessary. If, because of limitations required by third parties or imposed by law, Executive cannot be provided such benefits through GTC's plans, then GTC will provide Executive with substantially equivalent benefits on an aggregate basis, at its expense.

    4.3 Accelerated Vesting of Options Upon a Change of Control. If this Agreement is terminated by Executive pursuant to Section 4.1(d) or if GTC terminates the Employee without Cause upon a Change in Control, any options then held by Executive to purchase shares of the Common Stock of GTC which options are then subject to vesting, shall, notwithstanding any contrary provision in the agreement or plan pursuant to which such options had been granted, be fully vested and exercisable on the date immediately preceding the effective date of such termination for the duration of the term of such options as if such termination of employment had not occurred.

    SECTION 5. MISCELLANEOUS.

    5.1 Assignment. This Agreement may not be assigned, in whole or in part, by any party without the prior written consent of the other party, except that GTC may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which GTC may merge or consolidate, or to which GTC may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, GTC. After any such assignment by GTC, GTC shall be discharged from all further liability hereunder and such assignee shall have all the rights and obligations of GTC under this Agreement.

    5.2 Notices. All notices, requests, demands and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid, to the addresses set forth at the beginning of this Agreement or such other address as a party shall have designated by notice in writing to the other party, provided that notice of any change in address must actually have been received to be effective hereunder.

    5.3 Integration. This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding relating to Executive's employment with or compensation by GTC, including but not limited to the Employment Agreement dated as of May 19, 1995 between GTC and the Executive. This Agreement may not be amended, supplemented or otherwise modified except by a writing signed by Executive and GTC.


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    5.4  Binding Effect. Subject to Section 5.1, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors, assigns, heirs and personal representatives.

    5.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and shall together constitute one and the same instrument.

    5.6 Severability. If any provision hereof shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein. If any provision hereof shall for any reason be held by a court to be excessively broad as to duration, geographical scope, activity or subject matter, it shall be construed by limiting and reducing it to make it enforceable to the extent compatible with applicable law as then in effect.

    5.7 Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to its conflict of law provisions.

    IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first written above.

                                           EXECUTIVE


                                           /s/ James A. Geraghty
                                           ---------------------
                                           James A. Geraghty


                                           GENZYME TRANSGENICS CORPORATION

                                           By: /s/ John B. Green
                                           ---------------------
                                           Title: John B. Green




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